CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form SB-2 Registration Statement of Nayna Networks, Inc. of our report dated March 31, 2006 except for Note B and E, as to which the date is June 28, 2006, relating to the consolidated financial statements of Nayna Networks, Inc. as of and for the year ended December 31, 2005, which is incorporated by reference into such Form
SB-2.

NARESH ARORA
Santa Clara, California

Dated: July 27, 2006